Exhibit 10.1

AMENDMENT TO RIGHTS AGREEMENT

This Amendment to the Rights Agreement (this “Amendment”), shall be effective commencing on June 30, 2015 (the “Effective Date”) by and between NeoPhotonics Corporation, having a principal place of business at 2911 Zanker Road, San Jose, CA  95134 USA (“Company”) and Open Joint Stock Company “RUSNANO” (Principal State Registration Number 1117799004333, with registered office at Prospect 60-letiya Oktabrya 10a, 117036 Moscow, Russian Federation) (“Rusnano” or the “Purchaser”), (each a “Party” and collectively the “Parties”).

Recitals

Whereas, the Parties hereto have previously executed that certain Rights Agreement, dated and effective as of April 27, 2012 (the “Agreement”);

Whereas, the Parties hereto have also previously executed the Extension of Milestone Date, dated and effective February 26, 2015;

Whereas, the Parties have mutually agreed to modify the Agreement to reflect the most current state of the business relationship between the Parties, including the additions to section 6(b) and the replacement of Section 6(e)(iii) in its entirety;

Whereas, this Amendment shall be the current and binding agreement between the Parties for the provisions as amended and replaced; and

Whereas, in furtherance of the Parties’ business relationship and discussions relating thereto, the Parties hereto desire to amend the Agreement as set forth below.

All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

Agreement

Definitions:

“NeoRussia” shall mean NeoPhotonics Russia Limited Liability Company (Russia), Principal State Registration Number 1127746681710, with registered offices at 56 Skhodnenskaya Ulitsa, Moscow 125363, Russian Federation;

“NeoTechnics” shall mean NeoPhotonics Technics Limited Liability Corporation (Russia), Principal State Registration Number 1137746636170, with registered offices at 32 Begovaya Str., Moscow, 125284 Russian Federation;

“Russian Subsidiary” shall mean NeoRussia; and

“Russian Subsidiaries” shall mean both NeoRussia and NeoTechnics.

I.Section 6(b) of the Agreement shall be amended to include the following:

(v) For as long as the Company has not invested in the Russian Subsidiaries (as defined below) at least $30M or decided to pay to RUSNANO either the First or Second Exit Fee as defined below, the Company will provide RUSNANO with information and inspections Rights with respect to NeoTechnics:

A.unaudited quarterly (within forty-five (45) days of the end of each quarter or, if not then available, as soon as available thereafter) and audited (by a nationally recognized accounting firm) annual (within ninety (90) days of the end of each year or, if not then available, as soon as available thereafter) audited financial statements prepared in accordance with U.S. Generally Accepted Accounting Principles, which statements shall include:

a.the consolidated balance sheets of NeoTechnics and the related consolidated statements of income, shareholders’ equity (with respect to annual reports only) and cash flows;

b.a comparison to the corresponding data for the corresponding periods of the previous fiscal year; and

B.NeoTechnics annual budget for the next fiscal year (as soon as available and in any event at the same time as it is delivered to the NeoTechnics Board of Directors); and quarterly reports regarding NeoTechnics’ execution of its budget for the current fiscal year (as soon as available and in any event at the same time as it is delivered to the NeoTechnics Board of Directors).

C.a narrative descriptive report of the operations of NeoTechnics in the form and to the extent prepared for presentation to senior management of NeoTechnics for the applicable period and for the period from the beginning of the then current fiscal year to the end of such period.

D.Annual reports of the operations of NeoTechnics, including but not limited to discussion the results of the operations, conducting R&D, reaching milestones, investment received from the company in the corresponding year, financing received from any sources  - such as debt, grants, etc, transactions with the Company (e.g. intercompany loans, etc), spending and capital expenditures incurred during the year.

E.Other quarterly reports, as might be requested by RUSNANO (e.g. nano-1 form).

II.Section 6(e)(iii) (Penalty Payment) of the Agreement is hereby amended and restated in its entirety as follows:

(iii) Investments and Penalty Payment.

The numbers contained herein are in US dollars and are approximate to the level of accuracy shown.

Conventions:

•	NeoPhotonics Corporation (the “Company”)
•	Open Joint Stock Company “RUSNANO” (“Rusnano” or “Purchaser” or “Holder”)
•	Russian entities NeoTechnics and NeoRussia (the “Russian Subsidiaries”)

A.To date, the Company has committed to have invested a cumulative amount of $15.4 million USD by the end of 2015, inclusive of CAPEX, IP Intangibles and Operating Expenses in Russia.

B.The Company intends over the course of the project to invest additional funds as CAPEX and working capital, with approximately half of the investment completed by the end of 2015, per paragraph A above, and the remainder invested over the following four years at an approximately level rate per Diagram A.

DIAGRAM A (US$ Millions)	2012-14	2015	2016	2017	2018	2019
A. Intellectual Property (IP) Intangibles License		$ 5.7
B. Capital Expenditures	$ 0.8	$ 6.4	$ 1.5	$ 1.5	$ 1.5	$ 1.5
C. Operating Expenses (Opex)	$ 1.1	$ 1.4	$ 1.9	$ 2.0	$ 2.3	$ 2.4
D. Sum	$ 1.9	$ 13.5	$ 3.4	$ 3.5	$ 3.8	$ 3.9
E. Cumulative	$ 1.9	$ 15.4	$ 18.8	$ 22.3	$ 26.1	$ 30.0
F. Cumulative percent of total investment	6.3%	51.3%	62.7%	74.3%	87.0%	100.0%

Company may invest cash as working capital and in advance of required CAPEX or Opex requirements as needed. Such investment will constitute a contribution toward investment and commitment, provided that cash investments will be done prior to November 1 of the corresponding year.

Any investment by the Company in NeoTechnics (including toward any research and development (R&D), provided that no more than 20% of the total foregoing amount used for purposes of research and development may be spent outside of the Russian Federation) shall be calculated and included as investment in the Company obligations of the Agreement.

Specific plans include:

a. Complete construction on the manufacturing facility and production equipment installation according to NeoRussia Board vision statement (Dec 2014) – Manufacturing Factory Layout, provided that:

(i)Commissioning by August 1, 2015 all necessary equipment to enable technical processes such as testing, verification, process monitoring, etc. to assemble optical chip sub-assemblies into completed, shippable final products (Optical Manufacturing Line - Optical Packaging as described in Plan Equipment Model);

(ii)Commissioning by August 1, 2015 all necessary equipment to enable technical processes such as dicing, polishing, fiber-attach and testing to convert fabricated optical wafers into optical chip sub-assemblies. (Optical Manufacturing Line - Optical Finishing as described in Plan Equipment Model); the launch production and qualification, and commence manufacturing for PLC splitters.

(iii)Phase-2: Installing, starting up operations and meeting all internal qualification requirements by December 31, 2015 all necessary equipment procedures, and facilities for the fabrication capabilities to complete the fabrication of optical wafers from optical-circuit precursor, such as wafer and waveguide processing (Optical Wafer Line  - Optical Layer Processing  as described in Plan Equipment Model), including wafer processing to wit thermal annealing, clad coating and PECVD  of PLC splitters.

b.Complete by December 31, 2015 the execution of a Technology License Agreement (TLA) establishing all of the technology license activities for the patents listed in the AAR report dated June 30, 2014 (the “Valuation”) on Exhibit A1, and all necessary know-how to provide technology access and IP rights for product manufacturing and sale according to NeoRussia Board vision statement (Dec 2014). This technology license activity shall result in NeoTechnics and NeoRussia ownership of a license containing rights and capabilities of these intangible assets. The value of these intangible assets as described in the Valuation should be recognized no later than December 31, 2015 in full amounts in local statutory balance sheets of the Russian Subsidiaries according to Russian accounting standards and practice. Although technology license activities may result in recognition of these intangible assets in local statutory balance sheets of the Russian Subsidiaries at valuation higher than $5.7 million USD, the amount accounted towards fulfilling the Company obligation to invest $30M in Russian Subsidiaries shall not exceed $5.7 million USD.

c.Begin Phase-1 production - Optical Packaging and Optical Finishing - of initial PLC products by August 1, 2015;

d.Begin Phase-2 external customer qualification by December 31, 2015

e.Begin Phase-2 production - Optical Packaging, Optical Finishing and Optical Layer Processing by March 31, 2016;

f.Increase internal process capability per NeoRussia Board vision statement (December 2014) in 2016;

g.Hiring per NeoRussia Board vision statement (December 2014);

h.The Company can invest in Russian Subsidiaries in a form of cash and/or non-cash asset transfers via charter capital, paid-in capital or separate spending.  If the Company intends to invest in Russian Subsidiaries in form of non-cash asset transfer, to account non-cash asset transfers toward the satisfaction of the investments for a corresponding year, the Company has to:

(i)obtain the prior written consent from RUSNANO (before the end of the respective year), which consent shall not be unreasonably withheld;

(ii)Properly document, record and recognize these non-cash asset transfers in full amounts in local statutory balance sheets of the Russian Subsidiaries according to Russian accounting standards and practice no later than the end of the corresponding year.

i. The value of the pre-paid license for intangible assets, such as patents, patent rights and know-how, can be transferred to Russian Subsidiaries in 2015 only. Notwithstanding any technology license activities in 2015, or in the future, that may result in recognition of these intangible assets in local statutory balance sheets of the Russian Subsidiaries at valuation higher than $5.7 million USD, the value of intangible assets accounted towards fulfilling the Company obligation to invest $30M in Russian Subsidiaries shall be equal the Valuation but not exceeding $5.7 million USD. If in 2015-2019 period of time the Company needs the Russian Subsidiaries to access to any additional technologies owned by the Company but not listed in Valuation, and to support said commercial plans, that would not change the stated contribution value of the intangibles and the corresponding asset transfers will not comprise an additional contribution towards the $30 million USD investment in Russian Subsidiaries unless otherwise mutually agreed between the parties.

C.Exchange of Records.

a.Documentation of the Company’s total spending in 2012-2014 shall be provided to RUSNANO by the end of 2015 to be accounted as an investment made in these years.

b.By calendar 45 days from the end of any given year, the Company shall provide to RUSNANO all relevant information on (i) Capital Expenditures made by all Russian Subsidiaries for the current calendar year, (ii) list of all transferred non-cash assets in the current calendar year and valuation of these non-cash assets;

c.By calendar 45 days from the end of any given year, the Company shall provide to RUSNANO all relevant information on financing Operating Expenses in all Russian Subsidiaries  for the current calendar year;

d.By calendar 45 days from the end of any given year, the Company shall provide balances of intercompany loans as of the end of the corresponding year; and

e.Information of C.a, C.b and C.c and C.d shall be the sole basis to account for fulfilling the Company’s obligations in a current year as these obligations are described in Diagram A.

D.Penalty Payment Mechanism: The Company and RUSNANO agree that the Company will invest in Russian Subsidiaries at least $30 million USD and in a timeline defined in Diagram A.

a.Maximum amount of penalties to be paid by the Company to RUSNANO will not exceed $5 million USD.

b.The Company will have 90 calendar days, starting from January 1st of the following year (“Cure Period”) to correct any of the events below.

c.If the Company cannot cumulatively invest in full, according to Diagram A in a given year, the Company will have the right to deposit as paid-in-capital to the Russian Subsidiaries during the Cure Period (the “Top Up”).  Because of current instability in Russian currency and potential future uncertainty in the region, the Top Up may be up to the following:

(i)in 2015: no more than $1.3 million USD

(ii)in further years: no more that 20% of annual investment and spending amount (e.g. for 2016, the annual investment and spending amount is equal to $3.4 million USD as it is defined in diagram A, line D; therefore maximum Top Up is approximately $0.68 million USD).

These Top Ups will be used exclusively for Russian operations in the Russian Subsidiaries and will be accounted for toward the satisfaction of the cumulative investments for a corresponding year and for the total investment.

d.If at year end 2015:

(i) the actual cumulative investment (including Top Up, as defined above) to the Russian Subsidiaries is less than $13 million USD, and is not corrected during the applicable Cure Period; or

(ii) the Company has not sold any products manufactured by NeoRussia according to Phase-1 of production; or

(iii) the Company has not completed installation, starting up operations of all necessary equipment according to Phase-2 and has not meet all internal qualification requirements for any products in NeoRussia according to Phase-2;

then the Company will pay $5.0 million USD penalty to RUSNANO within 30 days after the end of the Cure Period. Such payment will be the sole and exclusive remedy of RUSNANO against the Company.

e.If at year end of 2015 the cumulative investments and spending, including Top Up, (line E in Diagram A) in the Russian Subsidiaries are less than $15.4 million USD but more than $13 million USD, the Company will pay $1.5 million USD penalty to RUSNANO within 30 days after the end of the Cure Period. All tangible and intangible asset transfers should be recognized in full amounts on local statutory balance sheets, provided that the value of intangible asset accounted towards fulfilling the Company obligation to invest $30 million USD in the Russian Subsidiaries shall not exceed $5.7 million USD. This $1.5 million USD penalty payment does not release the Company from future possible penalties, but does reduce the possible penalties by the $1.5 million paid by the Company.

f.If at year end of 2016 the cumulative investments and spending (line E in Diagram A) in Russian Subsidiaries are less than $18.8 million USD, including Top Up, the Company will pay $1.5 million USD penalty to RUSNANO within 30 days after the end of the Cure Period. All tangible asset transfers should be recognized in full amounts in local statutory balance sheets of the Russian Subsidiaries.  NOTE:  Such tangible non-cash assets for 2016 may include the following as agreed by the Parties for: (i) Wafer Fab Capital Equipment; (ii) Active Module (such as Transceivers) Production Line Equipment; and (iii) Test and Measurement Equipment.  The Company will provide a detailed list and will obtain the written consent from RUSNANO.

g.At the end of 2016, provided that the cumulative investments and spending including the tangible asset transfers, other than intangible asset transfers (the Valuation amount which shall not exceed $5.7 million USD), exceed $10 million USD, and should the Company choose to cease operations, then the Company will pay the First Exit Fee in the amount of $3.5 million USD.  This fee will be sole and exclusive remedy to RUSNANO.

h.If at the end of 2019 the cumulative spending and investment are less than $30.0 million USD, then the Company will pay the Second Exit Fee in the amount of $2.0 million USD. This fee will be sole and exclusive remedy to RUSNANO.

E.If at the end of 2019, the Company has made cumulative spending and investments of $30.0 million USD or more, then the Company does not have any further obligations to RUSNANO.

F.If all requirements are not met and the Company pays either the First or the Second Exit Fee, with such payment the Company will henceforth have full latitude from that point forward for decisions related to operating plan execution, up to and including exit from the plan and/or from the Russia operations.  Such action will constitute termination of all obligations between Company and RUSNANO.

G.Notwithstanding anything to the contrary in the Rights Agreement, upon payment by the Company of either the First or Second Exit Fee, or upon payment of the $5 million USD penalty payment, such payment shall constitute the sole and exclusive remedy to RUSNANO against the Company, and no further action or remedy at law, in equity or otherwise may be commenced against the Company.

III.Section 6(e) of the Agreement is further amended to add a new subsection (vi) as follows:

(vi) Regardless of the percentage of ownership by RUSNANO of Company shares pursuant to the Agreement, the Company shall maintain its commitments: i) to invest $30 million USD in Russian Subsidiaries per Diagram A of this Amendment and Section 6(e) of the Agreement as amended herein; or ii) as applicable to pay any penalties that may be incurred by Company to RUSNANO per Section II.D of this Amendment (Penalty Payment Mechanism).

IV.Miscellaneous:

a.No Other Modifications.  Except as otherwise expressly set forth in this Amendment, the Agreement shall remain in full force and effect without any modification thereto.

b.Entire Agreement.  This Amendment and the Rights Agreement constitute the full and entire understanding and agreement between the parties hereto pertaining to the subjects thereof and hereof.

c.Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

[Signature page follows]

In witness whereof, the parties hereto have each caused this Amendment to Rights Agreement to be signed and delivered by its respective duly authorized officer, all as of the date last signed below.

NEOPHOTONICS CORPORATION	OPEN JOINT STOCK COMPANY “RUSNANO” macnica, inc.
Signature: /s/ Clyde R. Wallin	Signature: /s/ Yuri A. Udaltsov
Printed Name: Clyde R. Wallin	Printed Name: Yuri A. Udaltsov
Title: Senior Vice President and Chief Financial Officer Date: July 13, 2015	Title: Deputy Chairman of the Management Board of Management Company RUSNANO LLC acting on the basis of a power of attorney dated February 4, 2015 Date: July 13, 2015